Exhibit 10.10

COLLABORATION AGREEMENT

This Collaboration Agreement (this “Agreement”), dated January 21, 2019 (the “Effective Date”), is by and between RePharmation Inc., a Delaware corporation (“Customer”), RePharmation Limited, a Bermuda company (“Limited”), and SPARCBIO LLC, a Delaware limited liability company (“Consultant”).

RECITALS

Customer and GIRAFPHARMA LLC, an Affiliate (as defined in the AAA) of Consultant, are parties to that certain Asset Acquisition Agreement, dated January 21, 2019 (the “AAA”), pursuant to which Customer will acquire certain programs from GIRAFPHARMA LLC (the “Acquired Programs”) at the Closing (as defined in the AAA, the “Closing”).

Limited, an affiliate of Customer, and Consultant are parties to that certain Master Services Agreement, dated April 24, 2018 (the “MSA”), pursuant to which Consultant is providing certain research and development services to Limited related to certain programs other than the Acquired Programs (the “MSA Programs”).

Customer and Consultant may expand the Services under this Agreement as provided below to include certain Other Programs (as defined in Section 2.1 below) (together, the Other Programs, Acquired Programs and MSA Programs, the “Programs”).

Customer, Limited and Consultant now desire that Consultant provide research and development services to Customer for the Programs under the terms of this Agreement, and that the services previously conducted under the MSA, which will be terminated, now be conducted under this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.	TERMINATION OF MSA

Limited, Customer and Consultant agree that: (a) the MSA is hereby terminated by mutual agreement as of the Effective Date, (b) all Proprietary Information (as defined in the MSA) will be deemed Proprietary Information under this Agreement, (c) notwithstanding Section 5.4 of the MSA, Consultant may retain property of Limited in Consultant’s possession solely for use in conducting the Services under this Agreement, and (d) Sections 3, 4 and 7-10 of the MSA will survive termination thereof. Within thirty (30) days after the Effective Date, Consultant shall invoice Limited for any remaining payments due under the MSA (if any), provided that any fixed monthly payments will be prorated based on when in the month the Effective Date occurs.

2.	SERVICES

2.1 Statements of Work. Customer may from time to time issue statement(s) of work (each, a “Statement of Work”). Each Statement of Work shall be subject to all of the terms and conditions contained in this Agreement, shall become binding upon execution by Customer and Consultant and, upon execution, is hereby incorporated into this Agreement by reference. If at any time Customer desires Consultant to conduct services with respect to any new program, Customer may notify Consultant, and Customer and Consultant will thereafter discuss services for such new program in good faith. Provided that such services are within the expertise of Consultant or its subcontractors, and that the number of FTEs

SPARCBIO-RePharmation Inc. Collaboration Agreement	CONFIDENTIAL

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

specified in all Statements of Work then in effect may be re-allocated to include such new program, Customer and Consultant will amend the applicable Statement(s) of Work, or enter into a new Statement of Work, to include activities for such new program (each, an “Other Program”); provided, further that such Other Programs will not include any programs that the Consultant has (i) entered into a bona fide final term sheet or contract with a third party specifically related to the molecular target of the proposed program, or (ii) initiated, and incurred material expenses with respect to, an internal program targeting the same molecular target as the proposed program.

2.2 Standards. Consultant shall render to Customer those services set forth in the Statement(s) of Work (“Services”) in a timely and professional manner consistent with industry standards, and in accordance with all applicable laws and regulations, this Agreement and any terms set forth in the applicable Statement(s) of Work. Consultant may subcontract or otherwise delegate its obligations under this Agreement without Customer’s prior written consent, provided that Consultant will remain liable for any such subcontracted or delegated obligations. Consultant shall devote the number of FTEs (of Customer or its subcontractors, as applicable) to the Services as specified in each Statement of Work, where each FTE is equivalent to 160 hours of Services per month. Subject to compliance with Consultant’s obligations hereunder, Consultant shall retain the sole control and discretion to determine the methods by which Consultant performs the Services and the places at which, the equipment and supplies with which, and the hours during which such Services are to be rendered. Customer reserves the right to reasonably request that Consultant: (i) limit the use of any employee or contractor, (ii) use a particular employee or contractor to conduct certain Services, or (iii) remove any employee or contractor already engaged in the performance of the Services, provided that (A) Consultant and Customer shall discuss any such requests and Consultant shall have a reasonable time period to address any concerns raised by Customer with respect to such employees or contractors and (B) if Consultant does not address Customer’s reasonable concerns within such reasonable time period, then Consultant shall take the requested actions. Customer’s exercise of such right shall in no way be construed as relieving Consultant from its obligations under this Agreement.

3.	PAYMENTS

3.1 Compensation. In consideration of the Services to be rendered pursuant to each Statement of Work in accordance with the terms of this Agreement, Consultant shall be paid as set forth in the applicable Statement of Work in accordance with the budget therein and this Section 3.1. Unless otherwise agreed by Consultant and Customer, Consultant will provide a rolling forecast on a calendar quarterly basis for the amounts due for Services in the following four (4) calendar quarters in accordance with the budget in the applicable Statement of Work. An initial forecast (for January 2019 through December 31, 2019) will be provided within ten (10) days after the Effective Date. Subsequent forecasts will be due on March 15, June 15, September 15 and December 15 of each year. Consultant will include with such forecast an invoice for the greater of: (i) the amounts forecast for the Services to be performed in the subsequent calendar quarter (or, in the case of the first payment, for the period from the Effective Date through March 31, 2019) and (ii) [***]. Within ten (10) days after the end of each calendar quarter, Consultant shall provide Customer with a reasonably detailed statement of all costs incurred by Consultant to conduct the Services in such calendar quarter in accordance with the budget in the applicable Statement of Work (the “Actual Costs”), including reasonable documentation for any third party costs, and will include in the subsequent invoice to Customer any Actual Costs for Services in such calendar quarter in excess of the advance payment made by Customer for such calendar quarter. Customer will pay all invoiced amounts due under this Section 3.1 within thirty (30) days from receipt by Customer of Consultant’s invoice therefor, unless subject to a bona fide dispute. If the advance payment by Customer for any calendar quarter exceeds the Actual Costs for such calendar quarter, then Consultant will credit any excess to the amount invoiced for the subsequent calendar quarter (or if there is no such invoice, will refund such excess to Customer within thirty (30) days), and Customer’s prepayment

SPARCBIO-RePharmation Inc. Collaboration Agreement	CONFIDENTIAL

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

obligation for such subsequent calendar quarter will be reduced by the amount of such overpayment, provided that the total payment for Services performed to Customer’s reasonable satisfaction under each calendar year of this Agreement will be at least [***] per year (which includes [***] FTE costs of Consultant and [***] of chemistry CRO costs). For clarity, except for a termination of this Agreement by Customer pursuant to Section 6.2(a) or Consultant pursuant to Section 6.2(a) or a termination of this Agreement pursuant to Section 6.2(b), Customer shall be obligated to pay to Consultant the [***] per year for the entire term of the Agreement.

3.2 Expenses. Customer shall reimburse Consultant for reasonable travel and other business expenses that are incurred by Consultant in the performance of the Services and are approved in advance by Customer, in accordance with Customer’s general policies, as may be amended from time to time. Consultant shall provide Customer with an itemized list of all such expenses and supporting receipts with each invoice therefor.

3.3 Taxes. Consultant acknowledges and agrees that it shall be Consultant’s obligation to report as income all compensation received by Consultant pursuant to this Agreement and to pay any withholding taxes, self-employment taxes, and social security, unemployment or disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to Consultant by Customer pursuant to this Agreement, including any Statement of Work. Consultant agrees to indemnify, hold harmless and, at Customer’s discretion, defend Customer against any and all liability related thereto, including, without limitation, any taxes, penalties and interest Customer may be required to pay as a result of Consultant’s failure to report such compensation or make such payments.

4.	PROPRIETARY INFORMATION

4.1 Proprietary Information. Consultant understands that its work for Customer will involve access to and creation of confidential, proprietary and trade secret information and materials of Customer (or its affiliates, licensors, suppliers, vendors or customers) (collectively, “Proprietary Information”). Proprietary Information includes, without limitation, any (a) information, ideas or materials of a technical or creative nature, such as research and development results, designs and specifications, computer source and object code, patent applications, and other materials and concepts relating to Customer’s products, services, processes, technology or other intellectual property rights, including those related to the Programs; (b) all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, received by Consultant in the course of Consultant’s rendering of Services to Customer, (c) all records and any other materials pertaining to Creations (as defined below) or to the Programs; and (d) the terms and conditions of this Agreement, including all Statements of Work.

4.2 Restrictions on Use and Disclosure. Consultant understands that Proprietary Information is extremely valuable to Customer and its affiliates, licensors, suppliers, vendors and customers. Accordingly, Consultant agrees during the term of this Agreement and for a period of seven (7) years thereafter that it (a) shall hold all Proprietary Information in confidence and trust for the benefit of Customer; (b) shall not copy or use (or allow any of its employees, contractors or agents to copy or use) any Proprietary Information, except as may be necessary to perform the Services, and shall disclose Proprietary Information to its employees, contractors or agents only on a need-to-know basis; (c) shall use the Proprietary Information only for the benefit of Customer (and not for the benefit of Consultant or any third party); and (d) shall not disclose or otherwise make available any such Proprietary Information to any third party except as authorized in writing and in advance by Customer. Subject to Section 5.2, all Proprietary Information is and shall remain the sole property of Customer.

SPARCBIO-RePharmation Inc. Collaboration Agreement	CONFIDENTIAL

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

4.3 Exclusions. The foregoing restrictions on use and disclosure shall not apply to any Proprietary Information to the extent Consultant can prove such Proprietary Information (a) is or has become generally known to the public through no unlawful act of Consultant; (b) was known to Consultant at the time of its disclosure by Customer, as evidenced by Consultant’s written records; (c) was independently developed by Consultant without any use of the Proprietary Information, as evidenced by Consultant’s written records; (d) becomes known to Consultant from a source other than Customer without breach of this Agreement and otherwise not in violation of Customer’s rights, as evidenced by Consultant’s written records; or (e) such disclosure is approved in advance and in writing by Customer; provided that the foregoing exceptions (b)-(d) will not apply to Proprietary Information related to the Programs. Notwithstanding Section 4.2, Consultant shall have the right to disclose Proprietary Information to the extent legally compelled, provided that Consultant shall give advance notice of such compelled disclosure to Customer, and shall cooperate with Customer in connection with any efforts to prevent or limit the scope of such disclosure and/or use of the Proprietary Information.

5.	CREATIONS

5.1 Definition. As used herein, “Creations” shall include, without limitation, all designs, copyrightable works, ideas, inventions, technology and other creations, and any related work-in-progress, improvements or modifications to the foregoing, that are created, developed or conceived (alone or with others) (a) in connection with Consultant’s Services for Customer during the term of this Agreement, whether or not created, developed or conceived during regular business hours, and (b) if based on Proprietary Information, after termination of this Agreement. Creations shall include, without limitation, all materials delivered to Customer in connection with this Agreement.

5.2 Assignment. Prior to the Closing, all Creations arising from the Acquired Programs shall be the sole property of Consultant, provided that such Creations shall be subject to Section 4, except that prior to the Closing, Consultant will have the right to file patent applications disclosing or claiming such Creations arising from the Acquired Programs, provided that Consultant: (A) promptly provides Customer with drafts of all proposed filings and correspondence to any patent authorities with respect to such Creations or the Acquired Programs for Customer’s review and comment prior to the submission of such proposed filing or correspondence and (B) confers with Customer and takes into consideration Customer’s reasonable comments prior to submitting such filing or correspondence. Upon Closing, with respect to Creations arising from the Acquired Programs prior to Closing, and from and after the Effective Date, with respect to all other Creations, all Creations shall be the sole property of Customer, with Customer having the right to obtain and hold in its own name all intellectual property rights in and to such Creations as of the applicable date. Consultant hereby irrevocably assigns and agrees to assign to Customer, without additional consideration, all right, title and interest in and to all Creations, whether currently existing or created or developed later, including, without limitation, all copyrights, trademarks, trade secrets, patents, industrial rights and all other intellectual property and proprietary rights related thereto, whether existing now or in the future, effective (i) upon Closing with respect to Creations arising from the Acquired Programs prior to Closing and (ii) with respect to all other Creations, including Creations arising from the MSA Programs and Other Programs, immediately upon the inception, conception, creation or development thereof. Consultant shall (a) disclose promptly to Customer all Creations, and (b) whether during or after the period of its consulting arrangement with Customer, execute such written instruments and do such other acts as may be necessary in the opinion of Customer to obtain a patent, register a copyright or otherwise evidence or enforce Customer’s rights in and to such Creations (and Consultant hereby irrevocably appoints Customer and any of its officers as its attorney in fact to undertake such acts in its name).

5.3 License. To the extent, if any, that Consultant retains any right, title or interest in or to any Creations, then Consultant hereby grants to the Customer a perpetual, irrevocable, fully paid-up,

SPARCBIO-RePharmation Inc. Collaboration Agreement	CONFIDENTIAL

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

transferable, sublicensable, exclusive, worldwide right and license (a) to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of Customer) all or any portion of such Creations, in any form or media (now known or later developed); (b) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (c) to identify Consultant, or not to identify Consultant, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified. Consultant further waives any “moral” rights or other rights with respect to attribution of authorship or integrity of such Creations Consultant may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory. The foregoing rights and licenses in this Section 5.3 will be effective (i) on the Closing with respect to Creations arising from the Acquired Programs, and (ii) on the Effective Date with respect to all other Creations, including the Creations arising from the MSA Programs and Other Programs.

6.	TERM AND TERMINATION

6.1 Term. This Agreement shall commence on the Effective Date and remain in full force and effect for a period of five (5) years, unless terminated earlier pursuant to Section 6.2.

6.2 Termination.

(a) Either Customer or Consultant may terminate this Agreement for the other party’s material breach if such breach remains uncured for thirty (30) days after receipt by the breaching party of written notice thereof. Customer may terminate this Agreement at any time, with or without cause, without further obligation to Consultant, upon thirty (30) days’ notice to Consultant, provided that such termination will be effective no earlier than the third (3rd) anniversary of the Effective Date.

(b) If the AAA is terminated prior to Closing, then (i) this Agreement will terminate at the same time as the AAA and (ii) all Creations arising from the Acquired Programs will no longer be considered Proprietary Information.

(c) Notwithstanding the foregoing in Section 6.2(a), if (i) Consultant alleges by written notice to Customer that Customer has breached this Agreement by failing to pay any amounts due under Section 3.1 and (ii) Customer disputes in good faith the existence of such breach and provides written notice of such dispute to Consultant within the thirty (30)-day cure period, then (A) such dispute shall be settled by binding arbitration under the Commercial Arbitration Rules (including the rules for expedited procedures) of the American Arbitration Association; (B) Consultant shall not have the right to terminate this Agreement under Section 6.2(a) unless and until (1) the arbitrator has determined in its award that Customer failed to pay such unpaid amount and (2) Customer fails to pay such amount (together with interest thereon at 12% per annum from the date such amount was originally due under Section 3.1 through the date such amount is actually paid by Customer) within five (5) business days following such award. It is understood and agreed that during the pendency of such good faith dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder; provided, however, that (i) Customer shall be obligated to pay all amounts due under this Agreement to the extent that such amounts are not disputed in good faith by Customer; and (ii) during the period in which there is a disputed amount, as long as Consultant continues performing the Services, in no event shall Customer pay to Consultant an amount that is less than [***] per month (regardless of the amount in dispute). The prevailing party in any such arbitration proceeding shall be entitled to the

SPARCBIO-RePharmation Inc. Collaboration Agreement	CONFIDENTIAL

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

payment of reasonable attorneys’ fees and costs in connection with such proceeding. For the avoidance of doubt, Consultant may terminate this Agreement if Customer fails to pay amounts due under this Agreement within the applicable 30-day cure period to the extent such amounts are not in good faith dispute by Customer.

6.3 Effect of Termination. Upon termination of this Agreement, Consultant shall immediately cease performing the Services. If this Agreement is terminated by Customer without cause, Customer agrees to pay Consultant the compensation due for the period up to the effective date of termination. If Consultant terminates this Agreement pursuant to Section 6.2(a) (subject to Section 6.2(c)) prior to the third (3rd) anniversary of the Effective Date on account of Customer’s material breach of this Agreement, then Customer shall remain obligated to pay to Consultant [***] for each of the first three (3) years of the term of this Agreement, to the extent not already paid to Consultant under Section 3.1. If this Agreement is terminated pursuant to Section 6.2(b), then within thirty (30) days after such termination Consultant will, with respect to any amounts advanced by Customer under Section 3.1 for Services not conducted prior to termination, at Consultant’s election, either (or both, in any proportion): (a) refund such amounts to Customer or (b) issue to Customer a SAFE on the same terms as issued to other investors of Consultant. Sections 4, 5, 6.3, 6.4 and 8-11 shall survive termination of this Agreement.

6.4 Delivery of Customer Property. Upon termination of this Agreement, or at any time Customer so requests, Consultant shall deliver immediately to Customer all property belonging to Customer, whether given to Consultant by Customer or prepared by Consultant in the course of rendering the Services, including all Creations then in progress and all material in Consultant’s possession containing Proprietary Information and any copies thereof, whether prepared by Consultant or others. Following termination, Consultant shall not retain any written or other tangible (including machine-readable) material containing any Proprietary Information.

7.	CONFIDENTIAL INFORMATION OF OTHERS

Consultant shall not breach any agreements to keep in confidence, or to refrain from using, the confidential, proprietary or trade secret information of another client or employer. Consultant shall not provide to Customer any information of another client or employer, in the Creations or otherwise, nor shall Consultant use any such information in its activities for Customer, without the prior written consent of Customer and such other client or employer.

8.	WARRANTIES

Consultant represents, warrants and covenants that (a) Consultant has the full power and authority to enter into this Agreement and to perform its obligations hereunder, without the need for any consents, approvals or immunities not yet obtained; (b) Consultant has the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; (c) the Services, including, without limitation, any deliverables required hereunder, shall be free from material errors or other defects and shall substantially conform to any specifications for such Services and/or deliverables as set forth or referenced in any applicable Statement of Work; (d) the Creations (and the exercise of the rights granted herein with respect thereto) do not and shall not infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party, and are not and shall not be defamatory or obscene; (e) neither the Creations nor any element thereof shall be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; and (f) each of Consultant’s employees and contractors (if any) involved in the development of the Creations or who have access to Proprietary Information have executed (or, prior to any such involvement shall execute) a written agreement with Consultant in which such persons (i) assign

SPARCBIO-RePharmation Inc. Collaboration Agreement	CONFIDENTIAL

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

to Consultant all right, title and interest in and to the Creations in order that Consultant may fully grant the rights to Customer as provided herein and (ii) agree to be bound by confidentiality and non-disclosure obligations equivalent to those set forth in this Agreement. Customer hereby disclaims all warranties of any kind, whether express, implied, statutory or otherwise, with respect to any Proprietary Information or other information or materials supplied by Customer to Consultant hereunder, including, without limitation, any warranties with respect to any specifications for the Creations or other deliverables required hereunder.

9.	INDEMNIFICATION

9.1 Consultant shall indemnify, defend and hold harmless Customer and its affiliates, successors and assigns (and its and their officers, directors, employees, (sub)licensees, customers and agents) from and against any and all claims, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys’ fees and court costs) which arise out of or relate to any third party claim or threat thereof (a) that the Services or Creations (or the exercise of the rights granted herein with respect thereto) infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party, or are defamatory or obscene, or (b) to the extent arising out of Consultant’s breach of this Agreement or the negligence or willful misconduct of Consultant or its or its affiliates’ officers, directors, employees and agents.

9.2 Customer shall indemnify, defend and hold harmless Consultant and its affiliates, successors and assigns (and its and their officers, directors, employees, (sub)licensees, customers and agents) from and against any and all claims, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys’ fees and court costs) which arise out of or relate to any third party claim or threat thereof to the extent arising out of (a) Customer’s manufacture, use or sale of any products developed using the Creations (but not the manufacture, use or sale by or on behalf of Consultant), including, without limitation, any product liability claims, except to the extent arising out of Consultant’s breach of this Agreement or the negligence or willful misconduct of Consultant or its or its affiliates’ officers, directors, employees and agents, or (b) Customer’s breach of this Agreement or the negligence or willful misconduct of Customer or its or its affiliates’ officers, directors, employees and agents.

9.3 Each party’s agreement to indemnify, defend and hold harmless the other party is conditioned on the indemnified party: (i) providing written notice to the indemnifying party of any claim for which is it seeking indemnification hereunder promptly after the indemnified party has knowledge of such claim; (ii) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim, except that the indemnified party may cooperate in the defense at its expense using its own counsel; (iii) assisting the indemnifying party, at the indemnifying party’s reasonable expense, in the investigation of, preparing for and defense of any such claim; and (iv) not compromising or settling such claim without the indemnifying party’s written consent.

10.	LIMITATION OF LIABILITY

To the extent permitted by applicable law: (a) in no event shall either party be liable under any legal theory for any special, indirect, consequential, exemplary or incidental damages, however caused, arising out of or relating to this Agreement, even if such party has been advised of the possibility of such damages; and (b) in no event shall Consultant’s aggregate liability arising out of or relating to this Agreement (regardless of the form of action giving rise to such liability, whether in contract, tort or otherwise) exceed the fees payable to Consultant hereunder; provided that the foregoing will not limit or restrict either Party’s indemnification obligations under Section 9 or damages available for breach of Section 4 or 5.

SPARCBIO-RePharmation Inc. Collaboration Agreement	CONFIDENTIAL

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

11.	MISCELLANEOUS

11.1 Assignment. No party shall assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any or its rights or obligations under this Agreement; provided, however Customer and Limited may each assign, sell, transfer, delegate or otherwise dispose of this Agreement or any of its rights and obligations hereunder as part of a merger, consolidation, corporate reorganization, sale of all or substantially all of its assets, sale of stock, change of name or like event. Any purported assignment, sale, transfer, delegation or other disposition, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

11.2 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given: (a) when delivered personally; (b) when sent by facsimile, with written confirmation of receipt by the sending facsimile machine; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) business days after deposit with an express courier, with written confirmation of receipt. All notices shall be sent to the address set forth on the signature page of this Agreement and to the notice of the person executing this Agreement (or to such other address or person as may be designated by a party by giving written notice to the other parties pursuant to this Section).

11.3 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

11.4 Waiver. The waiver by a party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of a party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any such right or remedy.

11.5 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

11.6 Relationship of Parties. This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the parties; and the parties shall at all times be and remain independent contractors. Except as expressly agreed by the parties in writing, no party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of any other party or to bind any other party in any respect whatsoever. No party shall have any obligation or duty to any other party except as expressly and specifically set forth herein, and no such obligation or duty shall be implied by or inferred from this Agreement or the conduct of the parties hereunder. Consultant (and its employees, agents and contractors) shall not be entitled to any of the benefits that Customer may make available to its employees, such as group health, life, disability or worker’s compensation insurance, profit-sharing or retirement benefits, and Customer shall not withhold or make payments or contributions therefor or obtain

SPARCBIO-RePharmation Inc. Collaboration Agreement	CONFIDENTIAL

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

such protection for Consultant or its employees, contractors or agents. Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement.

11.7 Headings. The headings used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement.

11.8 Entire Agreement. This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous proposals, discussions, negotiations, understandings, promises, representations, conditions, communications and agreements, whether written or oral, between the parties with respect to such subject matter and all past courses of dealing or industry custom.

[Signature Page Follows]

SPARCBIO-RePharmation Inc. Collaboration Agreement	CONFIDENTIAL

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

REPHARMATION INC.		SPARCBIO LLC

By:	/s/ David T. Hung	By:	/s/ Sarvajit Chakravarty

Name:	David T. Hung	Name:	Sarvajit Chakravarty
Title:	Founder, President & CEO	Title:	CEO
Address:	[ADDRESS]	Address:	998 Tulip Court Sunnyvale, CA 94086

REPHARMATION LIMITED

By:	/s/ David T. Hung

Name:	David T. Hung
Title:	Founder, President & CEO
Address:	Clarendon House, 2 Church Street Hamilton HM 11, Bermuda

SPARCBIO-RePharmation Inc. Collaboration Agreement	CONFIDENTIAL

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A

STATEMENT OF WORK (SOW #1)

This Statement of Work is entered into as of January 21, 2019, by and between SPARCBIO LLC, a Delaware limited liability company (“Consultant”), and RePharmation Inc., located at [ADDRESS] (“Customer”), pursuant to that certain Collaboration Agreement dated as of January 21, 2019 by and between Consultant, Customer and RePharmation Limited (the “Agreement”). Any term not otherwise defined herein shall have the meaning set forth in the Agreement.

Services to be Provided by Consultant

1.

Consulting services to support Customer’s discovery and development activities relating to the following programs (each of (a) – (g) and any additional program agreed upon pursuant to (h), a “Program” and collectively, the “Programs”):

a.	Dual ligands of PARP and androgen receptors (PARP 2.0)

b.	Dual ligands of PARP and estrogen receptors (PARP 3.0)

c.	Androgen receptor (AR) ligands that are active in settings where third generation anti-androgens are ineffective. These compounds may or may/not be dual inhibitors of the glucocorticoid receptor (GR)

d.	Cyclin-Dependent Kinase (CDK) 4/6 inhibitors which are also inhibitors of other CDK’s including CDK 1,2 and 9

e.	Wee1 Inhibitor

f.	Adenosine (A2a/A2b) Antagonists

g.	Bromodomain (BET/BRD) Inhibitors

h.	Other programs as agreed by both parties

2.

Activities for each Program described on the applicable budget for each Program (each, a “Program Budget” and collectively, the “Budget”). The Program Budgets for Programs (a) – (g) above are attached hereto as Schedule A. The Parties shall agree in good faith on the Program Budget for any additional Programs agreed upon by both parties pursuant to section (h) above, in each case that are consistent with the Program Budgets set forth in Schedule A.

3.

Consultant will devote a minimum of [***] FTEs (where each FTE is equivalent to 160 hours of Services per month) in the aggregate to performance of the Services in accordance with the activities described in the Budget for the Programs. If Programs (a) – (g) above do not fully utilize all [***] FTEs per month, then Consultant shall not unreasonably withhold its agreement to conduct additional Programs requested by Customer to fully utilize such [***] FTEs to the extent such additional Programs can be serviced by such FTEs.

4.	Requests for additional resources will be discussed with Customer at least 15 days prior to changes.

REPHARMATION SPARCBIO COLLABORATION AGREEMENT EXHIBIT A-1	CONFIDENTIAL

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Compensation and Billing

Customer will prepay amounts for the Services in accordance with the Agreement, and will pay Consultant’s fees and costs (including pass through costs described below) to conduct the Services as provided in the Budget. Consultant will provide reasonably detailed invoices to Customer on a calendar quarterly basis for costs incurred in the preceding calendar quarter to conduct the Services in accordance with the Budget. Consultant will invoice Customer for any Actual Costs incurred in a calendar quarter in excess of the amount pre-paid for that calendar quarter. Consultant will include with each invoice reasonable documentation for any third party costs.

(1) Customer will pay Consultant a rate of $416,667.00 each month for Services for managing aspects of the Programs, including all medicinal chemistry, biology, in-vitro ADME-PK, preliminary pre-clinical DMPK/pharmacology and intellectual property related activities.

(2) Customer will pay Consultant for pass thru costs related to the execution of scale up chemistry, chemical manufacturing, additional pre-clinical ADME, DMPK and pre-clinical pharmacology, toxicology and intellectual property related activities.

Deliverables

(1)	Synthesis, characterization and shipment of compounds for biological testing.

(2)	Design, execution, periodic discussion and reporting of pre-clinical, PK-ADME, DMPK and clinical pharmacology studies.

(3)	Communication, analysis and interpretation of medicinal chemistry, pharmacology, PK-ADME and DMPK results.

(4)	Additional deliverables to the extent set forth in a Budget.

(5)	Written reports on scientific progress, including but not limited to, potential inventive ideas, data collection, biological assay results, ADME-PK results and chemical synthesis progress.

Term

The term of this Statement of Work will commence on the date set forth above and expire five (5) years thereafter, unless terminated earlier in accordance with the Agreement.

REPHARMATION INC.		SPARCBIO LLC

By:	/s/ David T. Hung	By:	/s/ Sarvajit Chakravarty

NAME:	DAVID T. HUNG	NAME:	SARVAJIT CHAKRAVARTY

TITLE:	PRESIDENT & CEO	TITLE:	PRESIDENT & CEO

REPHARMATION SPARCBIO COLLABORATION AGREEMENT EXHIBIT A-1	CONFIDENTIAL

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule A

Budget

[***]

REPHARMATION SPARCBIO COLLABORATION AGREEMENT EXHIBIT A-1	CONFIDENTIAL

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.